UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WESCO INTERNATIONAL, INC.
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WESCO INTERNATIONAL

2018
Notice of Annual Meeting of Stockholders and Proxy Statement

Thursday, May 31, 2018
2:00 P.M., Eastern Time

WESCO INTERNATIONAL, INC. 225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania 15219-1122

Notice of 2018 Annual Meeting of Stockholders

Date And Time:	Thursday, May 31, 2018 at 2:00 p.m., E.D.T.
Place:	Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, PA 15231
Record Date:	April 6, 2018

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2018 Annual Meeting of Stockholders. It will be held on May 31, 2018, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement:

1.	Elect eight Directors for a one-year term expiring in 2019.

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.

4.	Transact any other business properly brought before the Annual Meeting.

Voting can be completed in one of four ways:

returning the proxy card by mail	refer to the phone number on your voting card	online at www.proxyvote.com	or attending the meeting to vote in person

We are sending a Notice of Internet Availability of Proxy Materials to you on or about April 16, 2018. Stockholders of record at the close of business on April 6, 2018 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

John J. Engel

Chairman, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

Table – Summary Compensation Table	35	Table – Nonqualified Deferred Compensation	40

Table – All Other Compensation	36	Table – Potential Payments Upon Termination: Engel	41

Table – Grants of Plan-Based Awards for 2017	37	Table – Potential Payments Upon Termination: Schulz	43

Table – Outstanding Equity Awards at Year-End	38	Table – Potential Payments Upon Termination: Lazzaris	44

Table – Equity Awards Vesting Schedule	39	Table – Potential Payments Upon Termination: Minicozzi	45

Table – Option Exercises and Stock Vested	39	Table – Potential Payments Upon Termination: Windrow	46

PAY RATIO	47

DIRECTOR COMPENSATION	48

Table – Director Compensation for 2017	49	Table – Director Outstanding Equity Awards at Year-End	49

ITEM 3 – RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	50

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	51

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INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 31, 2018

The 2018 Proxy Statement and 2017 Annual Report of WESCO International, Inc. are available to review at: www.proxydocs.com/wcc.

We are pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rule that permits companies to furnish proxy materials to stockholders over the Internet. On or about April 16, 2018, we will begin mailing proxy materials. A Notice of Internet Availability of Proxy Materials (the “Notice”) contains instructions on how to vote online or by telephone, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

1.	Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO International, Inc. (“WESCO” or the “Company”) Common Stock at the close of business on April 6, 2018, you may vote at the Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	What matters are scheduled to be presented?

Proposal 1—Elect eight Director nominees for a one-year term expiring at the 2019 Annual Meeting of Stockholders.

Proposal 2—Approve, on an advisory basis, the compensation of the Company’s named executive officers.

Proposal 3—Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

3.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	the Internet, at the address provided on the Notice;

•	telephone, using the toll-free number listed on the Notice;

•	following the instructions on the Notice to request a paper copy of the proxy card and proxy materials and then marking, signing, dating and returning each proxy card in the postage-paid envelope provided; or

•	attending the Annual Meeting and voting your shares in person.

The deadline for voting by Internet or telephone is 11:59 p.m., E.D.T., on Wednesday, May 30, 2018.

4.	What if I don’t indicate my voting choices?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote on any particular matter, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2018.

5.	How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person by ballot or by proxy.

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QUESTIONS AND ANSWERS

6.	What does it mean if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or a broker, bank or other nominee account with respect to your shares held in “street name”. Please carefully follow the instructions on each Notice you receive and vote all of the proxy requests to ensure that all your shares are voted.

7.	May I attend and vote my shares in person at the Annual Meeting?

Shares held beneficially through a broker, bank or other nominee may not be voted in person at the Annual Meeting UNLESS you obtain a “Legal Proxy”. A “Legal Proxy” must be obtained from your broker, bank or other nominee that holds your shares. Without a “Legal Proxy”, you will not be able to attend and vote those shares in person at the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

Shares registered directly in your name with our transfer agent, Computershare, may be voted in person at the Annual Meeting.

Directions to the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, are available at www.wesco.com.

8.	Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

9.	May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future WESCO Proxy Statements and Annual Reports via paper copies in the mail.

If you are a “stockholder of record” you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you hold your WESCO stock in “street name” (such as through a broker, bank, or other nominee account), follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Proxy Statements and Annual Reports.

If you enroll to receive paper copies of WESCO’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

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PROXY SOLICITATION AND VOTING INFORMATION

Holders of our Common Stock at the close of business on the record date of April 6, 2018 may vote at our Annual Meeting. On the record date, 47,042,918 shares of our Common Stock were outstanding. A list of stockholders entitled to vote will be available at the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, and during ordinary business hours for 10 days prior to the Annual Meeting at the Company’s principal executive offices. Any stockholder of record may examine the list for any legally valid purpose.

The Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies, and we expect to pay Morrow Sodali LLC approximately $8,500 for these services, plus reimbursement of their expenses. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purposes of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting in the election of Directors, the approval, on an advisory basis, of the compensation of the Company’s named executive officers, but will have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting and are not counted as shares voting with respect to any other matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

The election of Directors will be determined by a plurality of the votes cast. The Board has adopted a Director resignation policy in the event a Director receives less than 50% of the votes for his or her re-election in an uncontested election. Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018, and the approval, on an advisory basis, of our executive compensation will require affirmative votes by a majority of the shares present, in person or by proxy, and entitled to vote and voting on the proposal at the Annual Meeting. Abstentions will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting.

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Election of Directors

ITEM 1 — PROPOSAL TO VOTE FOR ELECTION OF DIRECTORS

The following Director Nominees have been nominated for election to our Board (with a term expiring at the 2019 Annual Meeting of Stockholders): Sandra Beach Lin, John J. Engel, Matthew J. Espe, Bobby J. Griffin, John K. Morgan, Steven A. Raymund, James L. Singleton, and Lynn M. Utter.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

The Board is currently composed of eight directors as of the filing date of this proxy statement. The current Director nominees are to be elected at the Annual Meeting for a one-year term expiring in 2019, subject to earlier retirement, resignation or removal.

Should all nominees be elected as indicated in the proposal above, the following is the complete list of individuals who comprise our Board of Directors and Board Committees.

Name	Age	Director Since	Audit	Compensation	Executive	Nominating and Governance
Sandra Beach Lin	60	2002
John J. Engel	56	2008
Matthew J. Espe	59	2016
Bobby J. Griffin	69	2014
John K. Morgan	63	2008
Steven A. Raymund	62	2006
James L. Singleton(1)	62	1998
Lynn M. Utter	55	2006
(1)	Lead Director

Chair

Member

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Election of Directors

DIRECTOR NOMINEES

The following information describes certain information regarding our Director nominees as of April 6, 2018.

DIRECTOR NOMINEE COMPOSITION

DIRECTOR NOMINEE SKILLS, EXPERIENCE, AND BACKGROUND

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board and, in conjunction with the Board’s refreshment process described herein, has recently re-evaluated these skills and qualifications to better align with the Company’s strategic vision and business and operations. The following is a description of some of these skills, experience, and background:

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Election of Directors

The following is a summary of some of the skills, experience, and background that our Director nominees bring to the Board:

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Election of Directors

NOMINEE DIRECTORS TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2019

SANDRA BEACH LIN

Sandra Beach Lin served as Chief Executive Officer of Calisolar, Inc., a solar silicon company, a position she held during 2010 and 2011, until her retirement at the end of 2011. She served as Executive Vice President, then as Corporate Executive Vice President, of Celanese Corporation, a global hybrid chemical company from 2007 until 2010. Previously, she served as Group Vice President of Avery Dennison Corporation and President of Alcoa Closure Systems International, Inc. Ms. Beach Lin serves as a Director of American Electric Power, PolyOne Corporation and Interface Biologics. Ms. Beach Lin is also a member of the National Association of Corporate Directors Nominating and Governance Committee Chair Advisory Council.

Qualifications: Among Ms. Beach Lin’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Beach Lin has extensive experience as a senior executive in operational roles, including serving as a Chief Executive Officer; has extensive experience managing global businesses in multiple industries; is experienced in corporate governance matters and serves as a director of other public company boards; and has extensive experience with LEAN/Six Sigma.

JOHN J. ENGEL

John J. Engel was elected as Chairman at the 2011 Annual Meeting and has served as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining WESCO in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc.; Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and Vice President and General Manager of Allied Signal, Inc. Mr. Engel also held various engineering, manufacturing and general management positions at General Electric Company. Mr. Engel also serves as a director of United States Steel Corporation, is a member of the Business Roundtable and the Business Council, and is a member of the Board of Directors of the National Association of Manufacturers.

Qualifications: Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chairman and Chief Executive Officer, previously served as its Chief Operating Officer and has extensive experience as a senior executive and operating leader in various global industries and a diverse range of businesses. He is experienced in strategic planning, risk oversight and managing complex operational and financial matters.

MATTHEW J. ESPE

Matthew J. Espe is an Operating Partner at Advent International, a position he has held since November, 2017. From February 2017 to November 2017, he served as the Chief Executive Officer of Radial, Inc., a multinational e-commerce company headquartered in King of Prussia, Pennsylvania. Previously, Mr. Espe served as Chief Executive Officer and President of Armstrong World Industries, Inc., a global producer of flooring products and ceiling systems, a position he held from 2010 to March 2016. Previously, Mr. Espe served as Chairman and Chief Executive Officer of Ricoh Americas from 2008 to 2010 and Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company, and he was with GE for more than 20 years, most recently as President and Chief Executive Officer of GE Lighting. Mr. Espe is also a member of the Board of Directors at Realogy Holdings Corp. and Foundation Building Materials, Inc.

Qualifications: Among Mr. Espe’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Espe has considerable experience as a Chief Executive Officer of a Fortune 500 company, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

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Election of Directors

BOBBY J. GRIFFIN

Bobby J. Griffin served as President, International Operations of Ryder System, Inc., a global provider of commercial transportation, logistics, and supply chain management solutions, from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Prior to Ryder System, Inc., Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder System, Inc. in 1986. He also serves as a director of Atlas Air Worldwide Holdings, Inc., Hanesbrands Inc. and United Rentals, Inc. and served as a director of Horizon Lines, Inc. from 2010 until 2012.

Qualifications: Among Mr. Griffin’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Griffin has served as a senior executive in multiple industries, has supply chain expertise, has extensive international business experience, and experience as a public company board member.

JOHN K. MORGAN

John K. Morgan served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company, from 2007 until his retirement in June 2015. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spin off from Acuity Brands, Inc. From 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. He also serves as a director of LSI Industries Inc.

Qualifications: Among Mr. Morgan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Morgan has experience as a Chief Executive Officer with broad expertise in senior executive and operating leadership roles, including extensive experience in and knowledge of the industry in which the Company operates.

STEVEN A. RAYMUND

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in 2006, he served as its Chief Executive Officer, and from 1991 to June 2017, he served as its Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Advisors for the Moffitt Cancer Center; the Board of Trustees of All Children’s Hospital, Inc.; The Board of Trustees of the University of Oregon Foundation; and the Board of Directors for Gulf Coast Jewish Family and Community Services.

Qualifications: Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer of a Fortune 500 company in a global distribution business, has supply chain expertise, has broad experience as a public company board member in various industries, and is an audit committee financial expert.

JAMES L. SINGLETON

James L. Singleton is Chairman and Chief Executive Officer of Cürex Group Holdings, LLC, an institutional foreign exchange execution services and data analytics provider, and has held that position since May 2014. From 2010 to May 2014, he served as the Vice Chairman of Cürex Group Holdings, LLC. He is also the founder and Managing Director of Pillar Capital LP, an investment management firm, and he has served in such capacity since 2007. From 1994 to 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. In addition, Mr. Singleton previously served as a director of ClubCorp, Inc., Danka Business Systems PLC and William Scotsman International, Inc.

Qualifications: Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton is a Chief Executive Officer and has extensive expertise in the capital markets, mergers and acquisitions, and knowledge of the Company, its industry, business and history.

6 |	WESCO International, Inc. - 2018 Proxy Statement

Election of Directors

LYNN M. UTTER

Lynn M. Utter serves as Chief Executive Officer of First Source LLC, a packager and distributor of national branded, unbranded and private label confectionery products, nuts, snacks, specialty foods and natural products sold to retailers throughout the United States, and has held that position since April 2016. She previously served as the President and Chief Operating Officer of Knoll Office, a designer and manufacturer of office furniture products, from February 2012 to April 2015. She served as President and Chief Operating Officer of Knoll North America from 2008 to February 2012. From 1997 to 2008, she served as Chief Strategy Officer and in a number of other senior operating and strategic planning positions for Coors Brewing Company. From 1986 to 1996, Ms. Utter worked at Frito Lay and Strategic Planning Associates, LLC. Ms. Utter serves as a director of Lincoln Financial Group and a director of private equity backed Merchant Metals. She also has served as a member of the Board of Overseers for the Henry Crown Fellowship at The Aspen Institute, The University of Texas, and the United Way.

Qualifications: Among Ms. Utter’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Utter has executive leadership experience in key operating roles, including her current role as Chief Executive Officer; has extensive experience as a senior executive in multiple industries and disciplines, including sales, manufacturing and distribution; has extensive experience in strategic planning as a Chief Strategy Officer and strategy consultant; and has been awarded recognition in the business community as a woman whose outstanding achievements serve as a model of excellence.

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Executive Officers

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of December 31, 2017, are set forth below.

Name	Age	Position
John J. Engel	55	Chairman, President and Chief Executive Officer
Diane E. Lazzaris	50	Senior Vice President and General Counsel
Robert Minicozzi	56	Vice President and Chief Information Officer
David S. Schulz	52	Senior Vice President and Chief Financial Officer
Kimberly G. Windrow	60	Senior Vice President and Chief Human Resources Officer

John J. Engel was elected as Chairman at the 2011 Annual Meeting and has served as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining WESCO in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc., Executive Vice President and Senior Vice President of Perkin Elmer, Inc., Vice President and General Manager of Allied Signal, Inc., and also held various engineering, manufacturing and general management positions at General Electric Company.

Diane E. Lazzaris has served as our Senior Vice President and General Counsel since January 2014, and from 2010 to December 2013 she served as our Vice President, Legal Affairs. From 2008 to 2010, Ms. Lazzaris served as Senior Vice President – Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to 2008, she held various corporate counsel positions at Alcoa Inc., including Group Counsel to a group of global businesses.

Robert Minicozzi has served as our Vice President and Chief Information Officer since January 2016. From 2012 to December 2015, Mr. Minicozzi served as Vice President and Global Divisional Chief Information Officer of Arrow Electronics, Inc. and previously held various information systems leadership positions with Arrow Electronics, Inc.

David S. Schulz has served as our Senior Vice President and Chief Financial Officer since October 2016. From April 2016 to October 2016, Mr. Schulz served as Senior Vice President and Chief Operating Officer of Armstrong Flooring, Inc. and from November 2013 to March 2016, he served as Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. and as Vice President, Finance of the Armstrong Building Products division from 2011 to November 2013. Prior to joining Armstrong World Industries in 2011, he held various financial leadership roles with Procter & Gamble and The J.M. Smucker Company. Mr. Schulz began his career as an officer in the United States Marine Corps.

Kimberly G. Windrow has served as our Senior Vice President and Chief Human Resources Officer since January 2014, and from 2010 to December 2013, she served as our Vice President, Human Resources. From 2004 until 2010, Ms. Windrow served as Senior Vice President of Human Resources for The McGraw Hill Companies in the education segment. From 2001 until 2004, she served as Senior Vice President of Human Resources for The MONY Group, and from 1988 until 2000, she served in various human resource positions at Willis, Inc.

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Corporate Governance

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to provide a framework to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Code of Business Ethics and Conduct and a Global Anti-Corruption Policy which apply to our Board of Directors and all of our employees and cover all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Senior Financial Executive Code of Principles for Senior Executives, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Global Anti-Corruption Policy, Senior Financial Executive Code, Independence Policy, and related documents on our website at www.wesco.investorroom.com/overview.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including the enhanced independence requirements for audit and compensation committee members. In addition, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be material.

In February 2018, the independence of each Director was reviewed, applying our independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm.

Based on this review, our Board affirmatively determined that the following Directors are independent: Ms. Beach Lin, Mr. Espe, Mr. Griffin, Mr. Morgan, Mr. Raymund, Mr. Singleton, and Ms. Utter.

Director Qualifications and Director Diversity

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support his or her position as a Director on our Board are identified on pages 3 to 7.

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment, and ability and willingness to commit sufficient time to Board activities. The Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have diverse backgrounds and experiences. The Nominating and

Governance Committee considers candidates diverse in geographic origin, gender, ethnic background and professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s diversity of backgrounds and experiences.

The Nominating and Governance Committee also reviews the characteristics of incumbent Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable. The Nominating and Governance Committee uses a skills matrix to assess the overall composition of the Board, including such characteristics as CEO experience, financial expertise, capital markets expertise, sales or marketing expertise, supply chain or industry experience, mergers and acquisitions experience, international experience, technology expertise, and operational or strategy experience, among

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Corporate Governance

others. The Nominating and Governance Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a good overall Board composition. The Nominating and

Governance Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Board and Committee Evaluations

The Board has established a robust self-evaluation process for the Board and its Committees. Each year, our Board and Committees conduct evaluations to assess their effectiveness and adherence to the Corporate Governance Guidelines and Committee charters, and to identify opportunities to improve Board and Committee performance. Our Nominating and Governance Committee has responsibility for oversight of the Board and Committee evaluation process. In addition, the Lead Director also conducts a one on one interview with each Board member, and the Committee Chairs conduct one on one interviews with each of their respective Committee members. The results of the Board and Committee Evaluations are communicated to all Board and Committee members, and all

Board members participate in this continuous improvement process.

In 2018, as part of its continuous improvement efforts, the Board enhanced its evaluation process by engaging an independent third party. The consultant is experienced in corporate governance matters and will interview each Director to obtain his or her assessment of the effectiveness of the Board and its Committees, including identifying any opportunities the Board can focus on to enhance effectiveness. In addition, the third party will seek input as to the performance of each individual Director, which the Lead Director will provide to each Director in an individual session.

Board Refreshment and Tenure

The Board is committed to ongoing Board refreshment. The Board considers a balanced Board in terms of overall average Director tenure, comprising newer Directors as well as those with a longer experience with the Company, to benefit the Company and its stockholders by providing fresh perspectives, experience and stability. During the past four years, three Directors have retired and the Board has recruited new Directors and is actively engaged in the Board refreshment process, and thus 29% of our seven independent Directors have a tenure of four years or less.

In order to develop a balanced Board, the Director recruitment process included utilizing the assistance of a nationally recognized recruiting firm to identify and recruit potential Directors, based on requirements outlined on a skills matrix that was developed by the Nominating and Governance Committee. The Board has engaged an independent search firm in 2018 to further its recruitment and refreshment efforts, and the Board plans to add two new Directors.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. No member of our Compensation Committee has been an executive officer of the Company.

Executive Sessions and Lead Director

During 2017, the non-management members of our Board met in executive session at each regularly scheduled Board of Directors’ meeting. As Lead Director, Mr. Singleton presided over these executive sessions. In addition, Mr. Singleton has broad authority to call and conduct meetings of the independent Directors. The duties and responsibilities of our Lead Director are described in more detail in the section below.

Board Leadership Structure

Since 2011, Mr. Engel has served as Chairman of the Board. The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time, and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the

Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that the structure is best for the Company at this time because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director.

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Corporate Governance

Mr. Singleton serves as the Board’s independent Lead Director and presides over executive sessions of the Board. The non-management members of our Board meet in executive session at each regularly scheduled Board meeting. The Audit, Compensation, and Nominating and Governance Committees are all chaired by and comprised solely of independent Directors in accordance with independence standards of the NYSE, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. The responsibilities of the Lead Director include the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in Executive Session;

•	Has the authority to call meetings of the independent Directors;

•	Leads the Board evaluation program;

•	Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;

•	Serves as a liaison between the Chairman/CEO and the independent Directors;
•	Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;

•	Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board, as appropriate;

•	Consults with the Chair of Nominating and Governance Committee and the Chairman regarding recommended appointment of Committee members, including Committee chairs; and

•	Facilitates communication between the Board and senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer, together with the Lead Director, is an appropriate Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at www.wesco.investorroom.com under the caption “Contact Our Board.”

Our Director of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications (i.e., other than solicitations, invitations, advertisements, or similar communications) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Director of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional opportunities to communicate with our Board. All of our Board members were present at our 2017 Annual Meeting of Stockholders.

Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;
•	A description of what would make the proposed candidate a good addition to our Board;

•	A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

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Corporate Governance

•	Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates. A stockholder who wishes to nominate a person for election as a Director must provide written notice to the Corporate Secretary of the Company at the address below in accordance with the procedures specified in Section 2.15 of our By-Laws. In general, to be timely, the written notice must be received by our Corporate Secretary not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. The notice must provide certain information required by the By-Laws, including (a) biographical and share ownership information of the stockholder (and certain affiliates), (b) descriptions of any material interests of the stockholder (and certain affiliates) in the nomination and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the nomination, (c) certain biographical, employment and specific qualifications information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

Notices of Director recommendations or Director nominations, including the information described above, should be sent to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Director Resignation Policy

The Board has adopted a resignation policy under which any Director who does not receive a majority of votes for his or her re-election is expected to offer his or her resignation for the Board’s consideration.

Stockholder Engagement

We actively engage with our stockholders throughout the year so that management and the Board can better understand stockholder perspectives on governance, strategy, financial performance, executive compensation and other topics that are important to them, and to assess emerging issues that may help shape our practices and enhance our corporate disclosures. We strive for a collaborative approach to stockholder engagement and value the variety of stockholders’ perspectives received. As described on page 26, we engaged in stockholder outreach related to our say on pay during 2017.

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. The Audit Committee of the Board discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures. In addition, management assesses the Company’s enterprise risk and reviews with the entire Board significant risks and associated mitigating factors on an annual basis. The Compensation Committee of the Board reviews the potential for risk related to the Company’s compensation arrangements, including compensation arrangements and policies for executives, and determines whether any such arrangements are likely to encourage excessive or inappropriate risk taking.

Stockholder Proposals for 2019 Annual Meeting

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2019 Annual Meeting of Stockholders, you must submit the proposal to the Company at its principal executive offices by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 17, 2018. For any other business to be properly brought before the 2019 Annual Meeting by a stockholder, notice in writing must be delivered to the Company

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Corporate Governance

in accordance with the Company’s Amended and Restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2018 Annual Meeting, or between January 31, 2019 and March 2, 2019. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2019

Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

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Board and Committee Meetings

BOARD AND COMMITTEE MEETINGS

Our Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.investorroom.com/committee-composition.

The full Board held four meetings in 2017. Each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2017 and the total number of meetings held by all Committees of the Board on which he or she served.

Executive Committee

During 2017, the Executive Committee consisted of Ms. Beach Lin and Messrs. Engel, Morgan, Raymund and Singleton, with Mr. Singleton serving as Chairman of the Executive Committee. With the exception of Mr. Engel, all Executive Committee members have been determined by our Board to be independent Directors according to the independence standards of the NYSE. The Executive Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. The Executive Committee did not meet in 2017.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the NYSE. From January 2017 through March 31, 2017, the Nominating and Governance Committee consisted of Messes. Beach Lin and Utter, Mr. James J. O’Brien, who resigned from the Board effective March 31, 2017, and Mr. Singleton, with Ms. Beach Lin serving as Chair of the Nominating and Governance Committee. Following the resignation of Mr. O’Brien, the Nominating and Governance Committee consisted of Messes. Beach Lin and Utter and Mr. Singleton, with Ms. Beach Lin serving as Chair of the Nominating and Governance Committee. In December 2017,

Mr. Espe and Mr. Griffin became members of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Our Nominating and Governance Committee held three meetings in 2017.

Audit Committee

The members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE. From January 2017 through March 31, 2017, the Audit Committee consisted of Messrs. Raymund, Espe, and Mr. O’Brien, who resigned from the Board effective March 31, 2017, and Ms. Utter, with Mr. Raymund serving as Chair of the Audit Committee. Following the resignation of Mr. O’Brien, the Audit Committee consisted of Messrs. Raymund and Espe and Ms. Utter. Our Board has determined that Messrs. Espe, and Raymund and Ms. Utter are Audit Committee Financial Experts, as defined under applicable SEC regulations. Our Audit Committee is responsible, among other things, for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our quarterly and year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and (f) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held twelve meetings in 2017.

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Board and Committee Meetings

Compensation Committee

The members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the SEC and the NYSE (including the enhanced independence requirements for Compensation Committee members) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). During 2017, the Compensation

Committee consisted of Ms. Beach Lin and Messrs. Griffin, Morgan and Singleton, with Mr. Morgan serving as Chairman. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held five meetings in 2017.

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Security Ownership

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 6, 2018, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the named executive officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of April 6, 2018, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. Unless indicated otherwise below, the address of each beneficial owner is c/o WESCO International, Inc., 225 West Station Square, Suite 700, Pittsburgh, PA 15219.

Name	Shares Beneficially Owned(1)		Percent Owned Beneficially(2)
FMR LLC 245 Summer Street Boston, MA 02210	5,805,562	(3)	12.3%
EdgePoint Investment Group Inc. 150 Bloor Street West Suite 500 Toronto, Ontario M5S 2X9	4,168,415	(4)	8.9%
Boston Partners One Beacon Street 30th Floor Boston, MA 02108	4,061,716	(5)	8.6%
Dimensional Fund Advisors LP Building One 6300 BeeCave Road Austin, TX 78746	3,880,755	(6)	8.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,787,677	(7)	8.1%
John J. Engel	736,971	(8)	1.5%
Sandra Beach Lin	33,757	(8)	*
Matthew J. Espe	913	(8)	*
Bobby J. Griffin	6,976	(8)	*
John K. Morgan	40,689	(8)	*
Steven A. Raymund(9)	37,253	(8)	*
James L. Singleton(10)	36,299	(8)	*
Lynn M. Utter	37,994	(8)	*
Diane E. Lazzaris	82,332	(8)	*
Robert Minicozzi	17,774	(8)	*
David S. Schulz	21,143	(8)	*
Kimberly G. Windrow	87,230	(8)	*
All 12 executive officers and Directors as a group	1,139,331	(8)	2.4%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The beneficial ownership of Directors set forth in the foregoing table includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Ms. Beach Lin, 12,487; Mr. Espe, 913; Mr. Griffin, 4,927; Mr. Morgan, 8,804; Mr. Raymund, 12,580; Mr. Singleton, 11,751; and Ms. Utter, 16,136.

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Security Ownership

(2)	Based on the number of shares outstanding on the record date.

(3)	This information is based solely upon a Schedule 13G/A filed by FMR LLC, Edward C. Johnson 3rd and Abigail P. Johnson with the Securities and Exchange Commission on February 13, 2018. Fidelity Management & Research Company (“FMR Co”), 245 Summer Street, Boston, MA 02210, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisors Act of 1940, is the beneficial owner of 5,805,562 shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by FMR Co which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)	This information is based solely upon a Schedule 13G/A filed by EdgePoint Investment Group Inc. (the successor corporation to EdgePoint Investment Management Inc. “EdgePoint”) and EdgePoint Global Portfolio (“EGP”) with the Securities and Exchange Commission on February 13, 2018. EdgePoint beneficially owns 4,168,415 shares, has shared power to vote and shared power to dispose of 4,168,415 shares.

(5)	This information is based solely upon a Schedule 13G/A filed by Boston Partners with the Securities and Exchange Commission on February 12, 2018. Boston Partners beneficially owns 3,115,309 shares, has sole power to vote 3,115,309 shares, has shared power to vote 14,331 shares and sole power to dispose of 4,061,716 shares.

(6)	This information is based solely upon a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 9, 2018. Dimensional is the beneficial owner of 3,880,755 shares and has sole power to vote 3,785,930 shares, and sole dispositive power over 3,880,755 shares.

(7)	This information is based solely upon a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the Securities and Exchange Commission on February 9, 2018. Vanguard is the beneficial owner of 3,787,677 shares and has sole power to vote 25,234 shares, shared voting power over 5,302 shares, sole dispositive power over 3,761,355 shares and shared dispositive power over 26,322 shares.

(8)	Includes the following shares of Common Stock not currently owned, but subject to SARs which were outstanding on April 6, 2018 and may be exercised or settled within 60 days thereafter: Mr. Engel, 630,186; Ms. Beach Lin, 10,708; Mr. Espe 0; Mr. Griffin, 0; Mr. Morgan, 16,742; Mr. Raymund, 16,742; Mr. Singleton, 4,642; Ms. Utter, 12,742; Ms. Lazzaris, 71,887; Mr. Minicozzi 9,774; Mr. Schulz 12,143; Ms. Windrow, 75,641; and all Directors and executive officers as a group, 861,207.

(9)	Includes 7,931 shares of Common Stock beneficially owned indirectly through a trust which is controlled by Mr. Raymund.

(10)	Includes 5,000 shares of Common Stock beneficially owned indirectly through a trust. Mr. Singleton exercises shared voting and investment power over such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this

Proxy Statement any failure to file by these dates. For the year ended December 31, 2017, all such filings were made within the required time periods, based on the Company’s review of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations received from such persons.

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Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Nominating and Governance Committee and Board review relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement. For the year ended December 31, 2017, there were no related party transactions to report.

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Item 2 – Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers

ITEM 2 — APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

This year, the Company is seeking that the stockholders approve the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. As approved by our stockholders at the annual meeting of stockholders in 2017, and consistent with the Board’s recommendation, we are submitting this proposal on an annual basis. This vote is advisory only, meaning it is non-binding on the Company; however, the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

We encourage stockholders to review the “Compensation Discussion and Analysis” section beginning on page 21. As described in detail under “Compensation Discussion and Analysis,” our compensation program is designed to attract and retain the highest caliber executives possible and to motivate and reward them for achieving results that create stockholder value. The Compensation Committee believes that the Company’s compensation program and practices reflect a pay-for-performance philosophy designed to align our compensation program and practices with our stockholders’ long-term interests.

Compensation Structure: Elements of our program include the following:

•	Our program is straightforward and comprises three main elements: (1) base salaries; (2) annual cash incentive bonuses; and (3) long-term incentive awards. The annual cash incentive and long-term incentive components of our compensation program reflect the pay-for-performance philosophy that underscores the Company’s overall compensation strategy, as a significant portion of total named executive officer compensation is at-risk;

•	Annual cash incentive bonuses are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives;

•	Our long-term incentive awards consist of performance shares, stock appreciation rights and restricted stock units, the value of which depends on the value of the Company’s stock, thus encouraging achievement of long-term value creation benefiting all stockholders;

•	85% of our CEO’s total compensation opportunity is variable and 15% is fixed;

•	The Company did not meet its performance goals and the performance shares awarded in 2015 for the three-year performance period ended December 31, 2017 were forfeited, consistent with our pay-for-performance philosophy;

•	We believe we have an appropriate mix of short and long-term compensation based on balanced performance metrics that are tied to the Company’s strategy and which align our incentive and compensation programs with the interests of stockholders;

•	Our long-term compensation opportunity is 80% performance based – a combination of performance shares and stock appreciation rights, the value of which is dependent on the Company’s profitable performance – and 20% retention focused through the awarding of restricted stock units that vest over time;

•	Our Company uses perquisites on a very limited basis, we do not provide Supplemental Executive Retirement Plans (SERP) benefits to our named executive officers, and we do not provide tax gross-ups on executive-only perquisites;

•	The Company has committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements (the Company has one pre-existing employment contract entered into prior to 2010 that includes excise tax gross-ups under certain change in control circumstances);

•	We have stock ownership guidelines for officers and Directors, and until the stock ownership guidelines are met, an officer or Director must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards;

•	Our officers and Directors are prohibited from engaging in hedging transactions involving our stock and from pledging shares as security for loans;

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Item 2 – Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers

•	Equity award agreements with our employees (including our named executive officers) include confidentiality and other covenants protecting our business interests and provide for forfeiture of the awards or benefits received under them if the covenants are violated;

•	We have a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer;

•	The Compensation Committee annually reviews the potential for risk regarding our compensation program design, including incentive compensation; and

•	We believe that there is an effective level of corporate governance over our compensation programs, as all of our Compensation Committee members are independent according to the independence standards of the NYSE and SEC and “outside directors” as defined in Code Section 162(m), and the Compensation Committee retains an independent compensation consultant to conduct annual reviews of executive compensation and advise on best practices.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including as described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in the Company’s 2018 Proxy Statement.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for the 2017 year that are applicable to our Named Executive Officers (“NEOs”): John J. Engel, David S. Schulz, Diane E. Lazzaris, Robert Minicozzi and Kimberly G. Windrow. This discussion and analysis should be read in conjunction with the “Summary Compensation Table” on page 35, its accompanying footnotes and the additional tables and narrative disclosure that follow the Summary Compensation Table.

The Compensation Discussion and Analysis includes the following key sections:

•	Executive Summary

•	Compensation Setting Process

•	Use of Compensation Consultants

•	Compensation Peer Group

•	Elements of Compensation

•	Other Compensation and Employment Arrangements

EXECUTIVE SUMMARY

Introduction

Our management and our Board of Directors have consistently believed that a straightforward and transparent philosophy and approach to compensation design is fundamental to creating stockholder value. Our program comprises three main elements: (1) base salaries; (2) annual cash incentive bonuses; and (3) long-term incentive awards. We believe that this approach has enabled us to attract and retain extraordinary management talent and to deliver strong results to our stockholders.

Beginning at the Compensation Committee’s December meeting and ending in February, executive compensation is reviewed and a total compensation review is conducted regarding salary, bonus and equity awards, based on the compensation structure and philosophy described in this Compensation Discussion and Analysis section.

Pay for Performance – The annual cash incentive and long-term incentive components of our compensation program reflect our pay-for-performance philosophy. Annual cash incentive bonuses are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives set by the Committee. Annual equity awards are granted at the prevailing stock price on the day of the grant and only become valuable if our stock price increases over time. Our senior most management team is also incented through the grant of performance shares, which only become vested and valuable when specific performance metrics and goals are met over a three year period. We believe our performance share incentive plan encourages the achievement of long-term value creation that benefits all stockholders.

We have structured our compensation program to provide that 85% of our CEO’s total compensation opportunity is variable and 15% is fixed. And when we evaluate the long-term component of our compensation program, 80% is performance based – a combination of performance shares and stock appreciation rights, the value of which is dependent on the Company’s profitable performance – and 20% retention focused through the awarding of restricted stock units that vest over time.

Performance shares granted to senior management covering the three year period from 2015 to 2017 were forfeited and of no value, since the Company did not meet its performance goals established under the plan for that period, as described on pages 28 and 29. This negative outcome for our senior management reflects the Board’s commitment to pay-for-performance and our commitment to align our compensation planning to our stockholders’ interests.

2017 Performance Highlights – During 2017, we returned to sales growth in all end markets and geographies, and we posted year-over-year increases in net income and earnings per share. As described in our Form 10-K filed on February 22, 2018, net income and earnings per diluted share attributable to WESCO International were $163.5 million and $3.38 per share, respectively, in 2017. Like many U.S. companies, we were affected by the enactment on December 22, 2017 of the Tax Cuts and Jobs Act of 2017 (“TCJA”), and as a result, we recorded a provisional discrete income tax expense of $26.4 million in the fourth quarter. Excluding this item, 2017 net income and earnings per diluted share attributable to WESCO International would be $189.9 million and $3.93, respectively.

Ownership Guidelines, Hedging and Clawbacks – We have stock ownership guidelines for officers and Directors, and our officers and Directors are prohibited from engaging in hedging transactions involving our stock and from pledging stock as security for loans. We have adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

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Compensation Discussion and Analysis

Limited Perquisites – We use perquisites on a very limited basis, and we do not provide tax gross-ups on executive-only perquisites. We have committed to not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control, and we have not entered into any such agreements. We have only one pre-existing employment agreement (entered into prior to 2010) that includes excise tax gross-ups under certain change in control circumstances.

In this Executive Summary, we describe our philosophy, approach and the way we assess our compensation practices. We believe that this process is a pillar of our high performance corporate culture and important to our ongoing success.

Compensation Philosophy

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is a critical component that promotes our high performance culture and contributes to our ongoing success. Our compensation philosophy begins with the recognition that our success depends on the talent of our workforce and our relationships with customers and suppliers. Our focus on consistency, service and continuous improvement are critical performance factors, and to encourage high level performance of our leaders we have constructed a compensation plan that rewards the behavior of our executives in pursuit of the following three broad goals.

The first of our philosophical tenets is to retain an excellent management team. Fielding a consistent and high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long-term puts us in an opportune position to grow our business intelligently and profitably. Equally important is the consistency of internal leadership in support of our corporate mission and sustaining our high performance culture.

The second philosophical goal of our compensation planning is to put the Company in a position to recruit strong leaders as we grow our business and expand our product and service offerings. We were able to recruit and retain our CEO because of our culture and a compensation package that aligned his performance with our strategy of creating value for our customers, suppliers and stockholders. During the past several years, we have recruited other leaders at the executive leadership level who joined the Company for the same reasons. Our consistency of approach in aligning our compensation plans to our strategy has been an important reason for our recruiting and retention successes.

Finally, the third goal of our compensation plan is to reward our executives fairly and provide proper and balanced incentives for long-term value creation. Essentially, we want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when they perform below agreed upon standards, they may receive little or no bonus. In terms of long-term incentives, we believe that profitability metrics and the performance of our stock are appropriate measures of our performance. We believe that the opportunity to participate in the performance of our equity is a direct link between performance and pay. We reward our executives with equity incentives to align their interests with those of the stockholders and maintain ownership guidelines to instill that mindset. The value of those stock awards will only have meaning to our senior executives if they contribute to the growth in value of WESCO’s share price – a direct reflection of the Company’s operating performance.

Compensation Approach

The three central elements to our executive total compensation approach, base salary, short-term incentives and long-term incentives, are further refined by design: our base salary and short-term incentives are cash based; and our long-term incentives are equity based. Based on our objectives, we believe it is appropriate that we target our three compensation elements at approximately the 50th percentile of companies in our peer group. The Company’s target total cash compensation and long-term incentives for the NEOs have been generally at or below the 50th percentile of the peer group.

We use the services of an internationally recognized independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), which provides us with research information and data. Meridian serves as a resource to our Compensation Committee (the “Committee”), providing information on new developments, best practices and trends in compensation. However, the Committee makes its own decisions, uses its own judgment and comes to its own conclusions relating to plan design and absolute determinations of total compensation rewards.

Compensation Assessment

For our compensation philosophy and approach to work properly, the Committee must assess the effectiveness of our compensation programs regularly, using a variety of external and internal resources. In conjunction with Meridian, the Committee reviews the composition of our peer group annually. We choose a large number of similarly sized companies because we believe

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Compensation Discussion and Analysis

that those companies are representative of the talent pool that we compete with to recruit and retain talent. This approach has proven successful, as the last NEOs that we hired came from large corporations that were not direct competitors of ours and not in the distribution industry. We also believe that a large pool of comparable companies is better than choosing a smaller group to ensure a proper sample size for comparison purposes. When we engage professional search firms to assist us in identifying senior executive talent, they recruit from a set of corporations even larger than our peer group.

Our management team conducts a thorough leadership review process every year which is reviewed by the Board during our September Board meeting. Our focus on talent management is critical to our high performance culture and ongoing success. At the September Board meeting, the entire Board and our Committee are informed of relevant issues relating to our senior management team. We are thus able to review personal development plans, actual performance, and alignment to corporate standards and expectations. From that feedback, we are able to derive a deeper understanding of whether our compensation program continues to promote our corporate objectives. We can use this information to help assess the appropriateness of our compensation approach for any individual whose compensation we review. We ask senior management to update us during the year on talent management objectives and progress made related to those objectives.

The material components of our executive compensation program are summarized in the following chart.

The Compensation Committee believes a majority of an executive’s pay should be composed of awards that are directly tied to the Company and individual employee performance. The Compensation Committee considers all elements of pay when setting awards.

85% of our CEO’s total compensation opportunity is variable, in the form of short-term and long-term compensation, and 15% is fixed, in the form of salary.

The large majority of the at-risk compensation for our CEO and other NEOs is tied to the Company’s financial and operating performance and stock price. What NEOs eventually earn from their at-risk compensation will align strongly with what stockholders earn over that same period from their investment in the Company.

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Compensation Discussion and Analysis

Our 2017 compensation mix for our CEO reflects our emphasis on variable compensation and performance-based elements as follows:

15% Base Salary • To attract and retain talent • Fixed base of cash compensation

85%

Total Variable Compensation

Short Term Incentive Plan – Target Bonus

•   To drive achievement of key business results on an annual basis

•   Performance based and not guaranteed

Long Term Incentive Plan – Equity (Performance Shares, Restricted Stock Units, Stock Appreciation Rights)

•   To directly tie the interests of the NEOs to the interests of our stockholders

•   To retain key talent

•   Variable and/or performance based and not guaranteed

Our philosophy, approach, and the manner in which we assess our compensation programs have been consistently applied since we became a public company. We intend to maintain our high standards and make sure that the objectives and total compensation of our senior executives are aligned with the objectives of our stockholders.

COMPENSATION SETTING PROCESS

Our Board has delegated to the Committee, composed entirely of individuals who are independent Directors under the independence standards of the NYSE and SEC, (including the enhanced independence requirements for compensation committee members) and “outside directors” as defined in Code Section 162(m), the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee may also delegate certain matters to a subcommittee in its discretion. Annually the performance of the management team is reviewed relative to financial results and non-financial measures, including the areas of strategic and organizational development. The non-financial measures, and the progress made by the NEOs on those measures, are also reviewed by the Committee about half-way through each fiscal year at a regularly scheduled Committee meeting. Compensation levels for our NEOs are reviewed and approved on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Consider the Company’s financial performance;

•	Review external market data;

•	Confirm the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

•	Assess overall Company performance in relation to our objectives, competition and industry circumstances;
•	Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Evaluate and determine annual and long-term incentive award opportunities for each NEO;

•	Make awards under our long-term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long-term success of the Company;

•	Review the metrics and goals of the annual incentive plan as well as the performance share plan; and

•	Apply consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors, non-financial performance criteria, and strategic, operational, and organizational development objectives.

As previously noted, the Committee also engages an independent compensation consultant to assist in reviewing its compensation practices, to provide market comparison information, and to make recommendations.

USE OF COMPENSATION CONSULTANTS

To assist in the compensation setting process, the Committee engages Meridian, an independent, internationally recognized executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and

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Compensation Discussion and Analysis

incentive plan designs. Meridian is engaged by, and reports directly to, the Committee, which has the sole authority to hire or fire Meridian and to approve fee arrangements for work performed. The Committee has authorized Meridian to interact with management on behalf of the Committee, as needed in connection with advising the Committee. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

In particular, the Committee retains Meridian to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, assist in selecting the peer group, use market data to perform a study of the compensation of senior management at comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives. In addition, the Committee has sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believes would be appropriate to achieve the Company’s strategic and operational goals. Our Committee meets in person or telephonically at least five times each year, and our Committee’s Chairman meets with management and our independent compensation consultant more regularly throughout the course of the year. The working relationship between the Committee and management is constructive and independent. Our Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

COMPENSATION PEER GROUP

The Committee reviews analyses of compensation paid by companies in our peer group through the use of marketplace compensation profiles prepared by Meridian. The peer group generally comprises comparably-sized, industrial firms, distribution companies and businesses with dispersed locales for which logistics are important, companies in industries in which asset management, in addition to operating margin, is a relevant measure of company performance, and other companies which are potential competitors for executive talent of interest to WESCO.

As part of Meridian’s independent comprehensive review of the Company’s executive compensation, the Committee selected a new data provider for use by Meridian in the analysis. The compensation peer group that we used in 2017 was constructed using the following selection of criteria: business similarities and relevant industries, including distributors, retailers, building products, communications equipment, construction and engineering, construction materials, electrical components/equipment, industrial companies, office services and supplies, trading companies and trucking; and revenue size. Median revenue size of the compensation peer group was $7 billion, which is considered appropriate based on WESCO’s revenue size.

The compensation peer group in 2017 was comprised of the following companies:

2017 COMPENSATION PEER GROUP
Advance Auto Parts, Inc.	CarMax, Inc.	Insight Enterprises, Inc.	Owens & Minor, Inc.	TE Connectivity Ltd.
AECOM	Colfax Corporation	J.B. Hunt Transport Services, Inc.	Parker-Hannifin Corporation	United Natural Foods, Inc.
Air Products and Chemicals, Inc.	Dover Corporation	Jabil Circuit, Inc.	Plexus Corp.	United Rentals, Inc.
Arrow Electronics, Inc.	EchoStar Corporation	Jacobs Engineering Group Inc.	Ryder System, Inc.	Vulcan Materials Company
Asbury Automotive Group, Inc.	EMCOR Group, Inc.	Lennox International Inc.	Sanmina Corporation	Whole Foods Market, Inc.
AutoNation, Inc.	Fluor Corporation	Lithia Motors, Inc.	Sonic Automotive, Inc.
AutoZone, Inc.	Harsco Corporation	Masco Corporation	SpartanNash Company
Avis Budget Group, Inc.	HNI Corporation	MRC Global Inc.	Steelcase, Inc.
Benchmark Electronics, Inc.	Ingersoll-Rand plc	MSC Industrial Direct Co., Inc.	SYNNEX Corporation

The Committee reviews compensation practices among these companies to provide the Committee with relevant data in setting appropriate compensation levels for its NEOs. This market analysis, which is conducted by Meridian, makes it possible to evaluate and assess compensation for numerous executive positions that are not included in proxy statements or other public filings. To adjust for a variation in size among our Company and the companies in the peer group and to get comparable data for its analysis, Meridian uses regression analysis to adjust market values for differences in company size, based on annual revenues.

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Compensation Discussion and Analysis

Role of 2017 Advisory Vote on Executive Compensation in the Compensation Setting Process

The Committee reviewed the results of the 2017 stockholder advisory vote on NEO compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities and in determining compensation policies and decisions for 2017. The support of our stockholder advisory vote last year was 80.4%. In addition to our regular investor relations activities, we solicited the feedback from stockholders who held over 4.6 million shares as of last year’s record date regarding their views of the Company’s executive compensation. As a result of the feedback we received, we endeavored to augment our proxy disclosures to better explain our rationale, provide additional details and highlight important aspects of our compensation structure and pay for performance methodology. Additionally, starting in 2018 a return metric was added to our performance share metrics as described on page 31. Our profitability and return metrics are related directly to our strategy to drive profitable revenue and earnings growth, as well as the efficient use of assets to create value for our stockholders.

ELEMENTS OF COMPENSATION

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. Salaries for NEOs are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our peer group. From time to time, the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and market practices among the peer group generally based on the 50th percentile of base salaries for comparable positions.

•	Mr. Engel’s base salary stayed at $1,000,000 for the year;

•	Mr. Schulz’s base salary was increased effective April 1, 2017 to $540,000 from an annualized rate of $525,000;
•	Ms. Lazzaris’ base salary was increased effective April 1, 2017 to $460,000 from an annualized rate of $450,000;

•	Mr. Minicozzi’s base salary was increased effective April 1, 2017 to $340,000 from an annualized rate of $325,000; and

•	Ms. Windrow’s base salary was increased effective April 1, 2017 to $420,000 from an annualized rate of $410,000.

In determining adjustments to base salaries, the Committee considers prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, Company performance, comparable salary practices of companies within our peer group, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of our strategic, financial, operational, and organizational development objectives. Target short-term incentives are designed to provide compensation opportunities generally approximating the 50th percentile of the peer group and are reviewed on an annual basis.

Annually, the Company’s performance criteria and financial and operational targets are reviewed and approved by the Committee for the upcoming year. For purposes of the 2017 annual incentive programs, the performance measures for our NEOs, all of whom are corporate officers with broad-ranging responsibilities across the entire enterprise or for multiple operating and/or corporate support functions, consist of the achievement of a combination of the following metrics: Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as reported in the Form 10-K filed with the SEC on February 22, 2018 (“Our 10-K”), and “Free Cash Flow” (as reported in Our 10-K) targets, along with individual performance objectives. The performance measures we used to determine annual cash incentive bonuses for Messrs. Engel, Minicozzi, and

Schulz and Messes. Lazzaris and Windrow, the relative weightings of such measures and the related payout as a percentage of opportunity are reflected in the table below.

We believe that EBITDA is an appropriate performance measure because it relates directly to the Company’s sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability. We believe that Free Cash Flow is an appropriate performance measure because it relates directly to the company’s operating performance, including the management of working capital. Each December, the Board reviews the Company’s annual operating plan, including these measures. Targets for the coming year’s Short-Term Incentives are consistent with the Board-approved annual operating plan, based on achievement levels as set forth in the table below. Additionally, the annual operating plan forms the basis of expectations that are provided to stockholders, in the form of sales and profitability expectations, as well as free cash flow generation. Thus, management’s Short-Term Incentive Plan is aligned with stockholder interests and expectations communicated to stockholders.

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Compensation Discussion and Analysis

Performance Measure	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)
Earnings Before Interest Taxes Depreciation and Amortization	50%	< 85%	0%
		85% to 100%	25% up to 100%
		>100% to 115%	Between 100% and 200%
Free Cash Flow	25%	< 85%	0%
		85% to 100%	25% up to 100%
		>100% to 115%	Between 100% and 200%
Individual Performance	25%	< 25%	0%
		25% to 100%	Up to 200%
Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)	Amounts interpolated, as appropriate.

For 2017, the performance goals and the actual achievement of each of the financial components is included in the chart below:

Performance Measure	Weighting	Threshold	Target	Maximum	Actual Results
Earnings Before Interest Taxes Depreciation and Amortization	50%	$340.6	$400.7	$460.9	$384.9
Payment as % of Target		25%	100%	200%	80.2%
Free Cash Flow	25%	$141.6	$166.5	$191.5	$127.6
Payment as % of Target		25%	100%	200%	0.0%

In addition to the quantitative metrics noted above, the Committee reviews and makes a qualitative assessment of individual performance and accomplishments as described below, and the Committee believes that a certain portion of an NEO’s overall bonus opportunity is appropriately evaluated on a qualitative basis, particularly as it relates to the accomplishment of initiatives, projects, or other personal objectives that are not purely quantitative in nature.

The Committee also considers bonus awards in the context of the overall business conditions. In 2017, the Company returned to sales growth in all end markets and geographies and posted year-over-year increases in sales, net income and earnings per share. The positive growth in sales in the second half increased accounts receivable and reduced free cash flow. Overall for our NEOs, 2017 bonus awards were below target and lower than the prior year.

With respect to the NEOs other than himself, the Chief Executive Officer makes recommendations to the Committee for the Committee’s consideration. The Committee’s review of the Chief Executive Officer’s bonus is conducted with only independent Directors, with the assistance of the independent compensation consultant, present.

Based on Mr. Engel’s base salary of $1,000,000 for the year and a target incentive payout percentage opportunity of 135%, his target bonus opportunity was $1,350,000. His actual bonus was $1,156,639, or 86% of target. The total was calculated as follows: $1,350,000 x ((50% EBITDA)(80.2% payout) + (25% Free Cash Flow)(0% payout)) + ($615,000, or 91% of his opportunity of $675,000 for individual performance). His individual performance component was based on the Committee’s assessment of Mr. Engel’s performance regarding strategy development and execution, information technology strategy development, organizational development and talent management, investor and corporate relations, and Board and overall leadership.

Based on Mr. Schulz’s base salary of $525,000 for three months of the year and $540,000 for nine months of the year and a target incentive payout percentage opportunity of 75%, his target bonus opportunity was $402,188. His actual bonus was $350,000, or 87% of target. The total was calculated as follows: $402,188 x ((50% EBITDA)(80.2% payout) + (25% Free Cash Flow)(0% payout)) + ($188,637, or 94% of his opportunity of $201,094 for individual performance). His individual performance component was based on the Committee’s assessment of Mr. Schulz’s achievement of objectives, including strengthening the Company’s capital structure, effective investor relations, risk management and leadership and development of the finance function.

Based on Ms. Lazzaris’ base salary of $450,000 for three months of the year and $460,000 for nine months of the year and a target incentive payout percentage opportunity of 60%, her target bonus opportunity was $274,500. Her actual bonus was $235,000, or 86% of target. The total was calculated as follows: $274,500 x ((50% EBITDA)(80.2% payout) + (25% Free Cash Flow)(0% payout)) + ($124,867, or 91% of her opportunity of $137,250 for individual performance). Her individual performance component was based on the Committee’s assessment of Ms. Lazzaris’ performance regarding legal services and contracts, aligning legal department strategy with Company strategy, talent management, supporting business growth while managing cost and productivity, enterprise risk management, and legal department leadership.

Based on Mr. Minicozzi’s base salary of $325,000 for three months of the year and $340,000 for nine months of the year and a target incentive payout percentage opportunity of 50%, his target bonus opportunity was $168,125. His actual bonus was $150,000, or 89% or target. The total was calculated as follows: $168,125 x ((50% EBITDA)(80.2% payout) + (25% Free Cash

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Compensation Discussion and Analysis

Flow) (0% payout)) + ($82,546, or 98% of his opportunity of $84,063 for individual performance). His individual performance component was based on the Committee’s assessment of Mr. Minicozzi’s performance regarding information technology, including master data management, technology strategy development, strengthening of existing systems (including cyber security improvements), support of e-Commerce initiatives, and expansion of business intelligence capabilities.

Based on Ms. Windrow’s base salary of $410,000 for three months of the year and $420,000 for nine months of the year and a target incentive payout percentage opportunity of 60%, her target bonus opportunity was $250,500. Her actual bonus was $215,000, or 86% of target. The total was calculated as follows: $250,500 x ((50% EBITDA) (80.2% payout) + (25% Free Cash Flow) (0% payout)) + ($114,496, or 91% of her opportunity of $125,250 for individual performance). Her individual performance component was based on the Committee’s assessment of Ms. Windrow’s performance regarding development of the human resources function, recruitment of key executive positions, improving enterprise employee engagement, leading various talent management initiatives, diversity and inclusion strategy and refinement of compensation plans.

The Committee retains the right to increase or decrease performance objectives or to make adjustments to annual incentive awards to reflect acquisitions, changes in responsibility, external changes, or changes in business conditions that have a material impact on the fairness of the previously established performance factors.

Long-Term Incentives

The purpose of long-term incentives is to carefully align compensation with stockholder value creation, and thus long-term incentives comprise the centerpiece of executive compensation and a significant majority of our NEOs total compensation opportunity. The final measure of the increase in stockholder value is stock price appreciation, and this principle is as simple as it is essential to understanding our philosophy and the structure of our long-term incentive arrangements.

Structure of Long-Term Incentives

Long-term incentives for our NEOs are 80% performance-based. Specifically, the grant date value of our long-term incentive awards for our NEOs is allocated as follows:

•	50% stock appreciation rights (SARs);
•	30% performance shares; and
•	20% restricted stock units (RSUs).

Performance-Based Elements

SARs (50%)

We use SARs to both motivate and align management’s incentives with long-term stockholder value. We believe strongly that management should have a substantial stake in the success of the Company and that enduring stock price growth reflects the effectiveness of management in executing a long-term strategic plan, not just the passage of time. Our SARs settle in Company common stock upon exercise, and they vest ratably over three years.

Performance Shares (30%)

Our performance shares are designed to reward our NEOs for both internal drivers of long-term value and a reflection of superior stockholder value.

Specifically, performance shares are earned based on two equally weighted performance metrics. From 2015 to 2017, those metrics were: (1) Net Income Growth; and (2) Relative TSR vs. a peer group. The “Net Income Growth rate” is equal to our net income (as reported in our Form 10-Ks), excluding certain items that are not indicative of ongoing results. We believe that Net Income Growth is related directly to our strategy to drive profitable revenue and earnings growth and that enduring stock price performance reflects the effective execution of a long-term strategic plan. Each year the Committee reviews the metrics, and as described on page 31, starting in 2018 the Committee introduced a return metric in addition to a profitability metric for the performance shares.

Performance share awards vest in the form of a number of shares of the Company’s common stock, and our performance shares are measured over a three-year performance period. The number of performance shares actually earned, if any, will depend on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level). In the event of a Change in Control (as defined in the Company’s Long-Term Incentive Plan), the performance shares will vest at the target level.

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Compensation Discussion and Analysis

Consistent with our pay-for performance philosophy, performance shares awarded in 2015 for the three-year performance period ended December 31, 2017 (the “2015

Performance Shares”) were forfeited because the performance goals were not met, as shown below.

Performance Measure	Weighting	Threshold (Payout Factor of 0.5x)	Target (Payout Factor of 1x)	Maximum (Payout Factor of 2x)	Actual Results	Payout
Net Income Growth Rate (3-year average growth rate)	50%	5%	10%	15%	(11.2%)	0
Relative TSR (% rank among peer group)	50%	40th percentile	50th percentile	80th percentile	16th percentile	0

Calculation of the shares to be awarded (relative to target):	Total Payout = (TSR Payout * 50%) + (Net Income Growth Rate Payout * 50%)

	Target Award of 2015 Performance Shares	Payout	Actual Number of Earned Shares
Engel	18,120	x 0	0
Lazzaris	2,480	x 0	0
Windrow	2,330	x 0	0

Retention-Based Elements

Restricted Stock Units (20%)

Fundamentally, RSUs are meant to balance the need for long-term retention of key executive talent while nevertheless aligning realizable value with changes in stockholder wealth. Restricted stock is common in the marketplace and therefore is an important component of a competitive compensation opportunity. It is, however, intentionally only a modest portion of our NEOs’ total long-term incentive compensation as we put the preponderance of the weighting on the performance-based SARs and performance shares. Our RSUs cliff vest after three years.

Our philosophy is to grant equity-based long-term incentives having an economic value which generally approximates the 50th percentile of grants by companies in our peer group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy.

The Company’s target long-term incentives for the NEOs were generally at the 50th percentile of the peer group for 2017.

In 2017, we granted 455,807 SARs, 39,978 performance shares, and 87,481 RSUs in the aggregate to all award recipients. The awards were approximately equal to 1% of the weighted average outstanding stock of the Company. With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Chief Executive Officer’s recommendations and Meridian’s analysis are considered in making grant determinations. With respect to the Chief Executive Officer, the Compensation Committee determines (without the input of the Chief Executive Officer) the amount of his grant. In 2017, we granted performance shares, SAR and RSU awards to approximately 168 employees.

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Compensation Discussion and Analysis

The performance share, SAR and RSU grants to our NEOs in 2017 were as follows:

NEO	Performance Share Opportunity (reflects number of shares that could be earned at target)(1)	SAR Awards	RSU Awards	Grant Date	Grant Price		SARs Expiration Date	RSU Cliff - Vesting Date
Engel	19,260	111,382	12,840	2/16/2017	$71.65	(2)	2/16/2027	2020
Schulz		5,000		1/31/2017	$70.70	(3)	1/31/2027	—
	4,920	28,449	3,280	2/16/2017	$71.65	(2)	2/16/2027	2020
	514	2,979	343	2/21/2017	$72.90	(4)	2/21/2027	2020
		4,000		8/11/2017	$51.10	(3)	8/11/2027	—
Lazzaris	2,722	15,738	1,814	2/16/2017	$71.65	(2)	2/16/2027	2020
Minicozzi		4,535		2/14/2017	$71.65	(5)	2/14/2027	—
	1,256	7,262	838	2/16/2017	$71.65	(2)	2/16/2027	2020
Windrow	2,408	13,921	1,605	2/16/2017	$71.65	(2)	2/16/2027	2020

(1)	Performance shares are subject to a three-year performance period.

(2)	Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the February 16, 2017 grant date in accordance with Compensation Committee action on February 16, 2017.

(3)	Represents the exercise price for the SARs granted, which was the closing price of our company stock on the January 31, 2017 grant date in accordance with a matching SARs purchase as set forth in Mr. Schulz’s term sheet.

(4)	Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the February 21, 2017 grant date in accordance with Compensation Committee action on February 21, 2017.

(5)	Represents the exercise price for the SARs granted, which was the closing price of our company stock on February 14, 2017 grant date in accordance with a matching SARs purchase as set forth in Mr. Minicozzi’s term sheet.

Realizable Pay Analysis

Pay for performance is the paramount principle of executive compensation. However, the “Summary Compensation Table” on page 35 reflects the value of equity awards on the grant date, not their earned or realized value. Since long-term incentives comprise the significant majority of total compensation, this form of reporting obscures the degree of alignment between pay and performance. Earned and realized values substantially reflect performance.

To illustrate this impact, consider the value of the long-term incentive grant to the CEO in 2015 and the subsequent earned or realized value in 2017. The graph below depicts the 2015 grant date fair value as reported in the 2015 Summary Compensation Table and the earned or realized value of these awards three years later:

[1]	Based on stock price of $64.05 on the February 2018 vesting date.

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Compensation Discussion and Analysis

Key Takeaways

•	Overall, the vested value is approximately 19% of the grant value, based on actual performance over this period.

•	As described on page 29, the Performance Shares granted in 2015 were forfeited since performance vs. the net income goals and the relative TSR scale were both below threshold performance.

•	The SARs granted in 2015 carry an exercise price of $69.54 while the stock price from the mid-February 2018 vesting date of the SAR through early April 2018 was below the exercise price. As a result, the SARs currently have no realizable value.

•	The SARs remain an effective performance-based long-term instrument as compensation is inherently aligned with stock price performance.

•	The restricted stock units granted in 2015 vested and served their principal purpose of retention. They were also aligned with our stockholders’ interests as the value received on the vesting date was less than that on the grant date.

These illustrations demonstrate how incentive opportunities and subsequent results create alignment of pay and performance.

2018 Performance Shares

Starting with the 2018 grant of performance share awards, we base the performance share awards on two equally-weighted performance measures of the three-year average growth rate of the Company’s fully-diluted earnings per share (EPS Growth) and return on net assets (RONA) improvement. Consistent with feedback we have received from investors, we have included a return metric.

We believe that EPS Growth is an appropriate performance measure because it is aligned with the interests of stockholders and relates directly to the Company’s profitable growth, which encompasses sales growth (including organic sales growth), operating margin expansion, and cost management.

We believe that RONA is an appropriate measure of performance because it relates directly to the Company’s focus to improve both profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders.

Anti-Hedging Policy

Our Insider Trading Policy prohibits our Directors and NEOs from engaging in hedging transactions involving Company securities and from pledging Company securities as collateral for loans.

Retirement Savings

Our Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the NEOs. In 2017, the Company matched employee contributions at a rate of $0.50 per $1.00 of contributions up to 6% of eligible compensation. The Company did not make a discretionary payment in 2017 for the plan year ended in December 2016.

We also maintain an unfunded nonqualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs. Participants may defer a portion of their salary and are eligible for a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the 401(k) plan. Earnings are credited to employees’ accounts based on their deemed investment selections from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until at least six months after the key employee’s separation from employment. See the “Nonqualified Deferred Compensation” table on page 40 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan.

Our Company does not have a defined benefit or supplemental retirement plan or any plans providing for post-retirement health benefits for our NEOs.

Health and Welfare Benefits

We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEOs’

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Compensation Discussion and Analysis

percentage share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to ensure that benefit levels approximate the median value provided to employees of peer companies. As a risk management measure, we also offer executive physicals involving diagnostic testing.

Perquisites

During 2017, the Company provided a limited number of perquisites to the NEOs. They primarily consist of a vehicle allowance, club memberships and spousal travel to certain business functions. The Compensation Committee determined that it is in the Company’s best interest to continue providing these perquisites in order to offer a competitive pay package. The Company does not provide tax gross-ups on executive-only perquisites. See the “All Other Compensation” table on page 36 for more information regarding the perquisites given to our NEOs.

Clawback Provisions

We have adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

OTHER COMPENSATION AND EMPLOYMENT ARRANGEMENTS

Stock Ownership Guidelines and Holding Periods for Executive Officers

Our Board has adopted stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

•	Chief Executive Officer – five times annual base salary;

•	Chief Financial Officer – three times annual base salary; and

•	Chief Human Resources Officer, General Counsel and Chief Information Officer – two times annual base salary.

These officers are expected to acquire their initial ownership positions within five years of their appointment and to hold those ownership positions during their service as executives of the

Company. Until the stock ownership guidelines are met, an officer must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards. All of our NEOs have acquired or are acquiring equity in accordance with the guidelines. See “Security Ownership” on page 16 for more information on their ownership positions. See also “Director Compensation” on page 48 for information about Stock Ownership Guidelines for Directors. In addition, the Company has stock ownership guidelines for other officers and members of management who are not NEOs. In total, approximately 34 individuals were subject to stock ownership guidelines as of April 2018.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s vision, goals and values, the development and execution of the Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the Company, and overall service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board committees. During the year, Mr. Engel’s target total compensation for 2017 (the total of salary, target annual cash incentive and long-term incentives) was slightly above the 50th percentile of the Company’s peer group.

Employment, Severance, Change in Control or Other Arrangements

Mr. Engel has a 2009 Employment Agreement that provides for, among other things, an initial annual base salary of $725,000 with a target bonus of not less than 100% of base salary, as may be adjusted by the Compensation Committee, Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for

32 |	WESCO International, Inc. - 2018 Proxy Statement

Compensation Discussion and Analysis

good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 41 for additional information. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Mr. Schulz would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if he is terminated by the Company without cause, if he terminates his employment for good reason, or if his employment is terminated by the Company upon or within two years after a change in control of the Company, as described on page 43. Mr. Schulz is bound by restrictive covenants in the form of non-competition and non-solicitation of employees during the term of his employment and for a period of one year thereafter.

Ms. Lazzaris would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if she is terminated by the Company without cause, if she terminates her employment for good reason, or if her employment is terminated within one year following a change in control of the Company (other than for cause), as described on page 44.

Mr. Minicozzi would be eligible to receive a payment equal to one year’s base salary of severance if he is terminated by the Company without cause, or he terminates his employment for good reason, as described on page 45. Mr. Minicozzi is bound by restrictive covenants in the form of noncompetition and nonsolicitation of employees during his term of his employment and for a period of one year thereafter.

Ms. Windrow would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if she is terminated by the Company without cause, or she terminates her employment for good reason, as described on page 46. Ms. Windrow is bound by restrictive covenants in the form of non-competition and non-solicitation of employees during the term of her employment and for a period of one year thereafter.

The Company’s LTIP provides that SAR and RSU awards would vest upon consummation of a Change in Control transaction, and our performance share award agreements provide that performance share awards would vest at the target level upon consummation of a Change in Control transaction. The payments to the NEOs upon consummation of a Change in Control transaction for accelerated vesting of equity awards are set forth in the first column of each table on pages 41 to 46.

We maintain the WESCO Distribution, Inc. 2006 Severance Plan which provides severance benefits to all eligible employees, not limited to executives. In accordance with the WESCO Distribution, Inc. 2006 Severance Plan, in the event of an involuntary termination without cause, an eligible employee would receive severance payments of up to 52 weeks of base pay based on the employee’s completed years of service.

As set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2017, the Company has entered into indemnification agreements with Messrs. Engel and Schulz and Messes. Lazzaris and Windrow providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Compensation Practices and Risk

On an annual basis, the Committee reviews the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. Short-term incentive award payouts to the NEOs are subject to review and approval of the Committee, and the Committee also reviews with the independent members of the Board the CEO’s incentive award. The Committee has the discretionary authority to reduce or eliminate any incentive payouts. As previously noted above, the Company also maintains stock ownership guidelines and has

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Compensation Discussion and Analysis

adopted a clawback policy that applies to incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

CEO and Senior Management Succession Planning

Management succession planning and talent development are reviewed by the Board annually as part of its leadership and organizational review process. The Board reviews and discusses with management succession plans for the NEOs and other senior management positions across the Company, and the Board also evaluates succession plans in the context of overall Company strategy. Senior management is visible to Board members through formal presentations and informal events to allow Directors to personally assess candidates. The Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. The emergency CEO succession planning is intended to help the Company respond in the event of an unexpected emergency and reduce potential disruption or loss of continuity to the Company’s business and operations.

Deductibility of Executive Compensation

We consider the anticipated accounting and tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs, but the Company reserves the right to pay compensation that is not deductible and a portion of the executive officers’ compensation paid in 2017 was not deductible. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment.

Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO and certain other highly compensated executive officers (together, the “covered employees”). The TCJA repealed, effective for tax years beginning after December 31, 2017, the exception to the

Section 162(m) limitation for compensation that met the requirements for “qualified performance-based” compensation (i.e., compensation paid only if the individual’s or the Company’s performance meets pre-established objective goals based on stockholder-approved performance criteria). Therefore, compensation paid to our covered employees in excess of $1 million per year will not be tax deductible after December 31, 2017, unless it qualifies for the transition relief provided by the TCJA for compensation paid pursuant to a binding written contract which was in effect on November 2, 2017 and not materially modified on or after that date. As a result of uncertainty about the application of the transition provisions, it is unclear whether compensation in excess of $1 million paid to a covered employee that had been intended to be qualified performance-based compensation will be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully Submitted:

THE COMPENSATION COMMITTEE

John K. Morgan, Chairman

Sandra Beach Lin

Bobby J. Griffin

James L. Singleton

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Compensation Tables

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary		Option Awards(1)	Stock Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
John J. Engel,	2017	$1,000,000		$2,300,161	$2,395,687		$1,156,639	$110,268	$6,962,755
Chairman, President and CEO	2016	$974,519	(5)	$2,250,005	$2,395,053		$1,300,000	$91,912	$7,011,489
	2015	$950,000	(5)	$2,100,033	$2,073,514	(6)	$800,000	$90,558	$6,014,105
David S. Schulz,	2017	$536,250		$809,549	$676,691		$350,000	$54,108	$2,426,598
SVP and CFO	2016	$109,375		—	$999,983		$100,000	$9,532	$1,218,890
Diane E. Lazzaris,	2017	$457,500		$325,007	$338,533		$235,000	$28,078	$1,384,118
SVP and GC	2016	$435,096	(5)	$324,993	$345,963		$265,000	$25,684	$1,396,736
	2015	$410,577	(5)	$287,520	$283,858	(6)	$188,000	$26,773	$1,196,728
Robert Minicozzi,	2017	$336,250		$243,815	$156,277		$150,000	$21,728	$908,070
VP and CIO
Kimberly G. Windrow,	2017	$417,500		$287,484	$299,499		$215,000	$34,346	$1,253,829
SVP and CHRO	2016	$399,615	(5)	$287,513	$306,020		$250,000	$32,261	$1,275,409
	2015	$380,865	(5)	$269,981	$266,622	(6)	$175,000	$30,189	$1,122,657

(1)	Represents the grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. These equity awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth on pages 61 to 63 of our financial statements for the year ended December 31, 2017 Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(2)	Represents aggregate grant date fair value of RSUs and performance share awards in accordance with FASB ASC Topic 718, which, with respect to performance shares, is the value based on the target level of achievement (determined to be the probable outcome of the performance conditions at the time of grant). In the event the maximum performance conditions are met, the maximum value of the performance shares would be: for Mr. Engel $2,951,402; Mr. Schulz $833,349; Ms. Lazzaris $417,119; Mr. Minicozzi $192,469; and Ms. Windrow $369,002. RSUs are subject to time-based vesting criteria and performance shares are subject to achievement of certain performance targets over a three-year performance period. The assumptions used in calculating these amounts are set forth on pages 61 to 63 of our financial statements for the year ended December 31, 2017 in our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)	Represents annual cash incentive bonus amounts earned for each fiscal year in accordance with SEC rules, but approved and paid in the following year.

(4)	See the “All Other Compensation” table on page 36 for additional information.

(5)	Amounts shown are less than the individual’s stated base salary because during 2015 and 2016 the Company had a cost-savings program of mandatory unpaid leaves of absence in which individuals took a week’s leave of absence. Individuals also had the option to take an additional week of unpaid leave on a voluntary basis.

(6)	Performance shares awarded in 2015 for the three-year performance period ended December 31, 2017 were forfeited, which represents approximately 60% of this amount.

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Compensation Tables

All Other Compensation

The following table describes each component of the All Other Compensation column for 2017 in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments that are also presented and discussed there.

NEO	Year	Other Benefits(1)	Auto Allowance(2)	Tax Payments(3)	Payments Relating to Employee Retirement Savings Programs(4)	Total
Engel	2017	$29,268	$12,000	—	$69,000	$110,268
Schulz	2017	$34,008	$12,000	—	$8,100	$54,108
Lazzaris	2017	$140	$12,000	—	$15,938	$28,078
Minicozzi	2017	$140	$11,500	—	$10,088	$21,728
Windrow	2017	$2,321	$12,000	—	$20,025	$34,346

(1)	This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. The amount for Mr. Engel includes club dues of $14,633 and imputed income for spousal travel. The amount for Mr. Schulz includes relocation expenses of $29,786.

(2)	Represents a monthly automobile allowance.

(3)	The Company does not provide tax gross-ups on executive-only perquisites.

(4)	The retirement savings program includes both the Retirement Savings Plan, a qualified 401(k) plan, and the Deferred Compensation Plan, a non-qualified deferred compensation plan for certain management and highly compensated employees. Company contributions to the retirement savings program include matching contributions and discretionary contributions. The table below breaks down the Company contribution by plan and contribution type. Company matching contributions are capped at 50% of participant deferrals, not to exceed 3% of eligible compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. Similarly, discretionary contributions are made to the 401(k) plan up to maximum limits established by the IRS, with the excess contributed to the deferred compensation plan.

NEO	Year	Company Matching Contribution to 401k Plan	Company Matching Contribution to Deferred Compensation Plan	Company Discretionary Contribution to 401k Plan	Company Rollover Contribution to Deferred Compensation Plan	Total
Engel	2017	$8,100	$60,900	—	—	$69,000
Schulz	2017	$8,100	—	—	—	$8,100
Lazzaris	2017	$8,100	$7,838	—	—	$15,938
Minicozzi	2017	$8,100	$1,988	—	—	$10,088
Windrow	2017	$8,100	$11,925	—	—	$20,025

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Compensation Tables

Grants of Plan-Based Awards for 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	All Other Stock Awards: Number of Securities Underlying Stock Units (#)(4)	Exercise or Base Price of Option Awards ($/SH)		Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Engel	2/16/17			9,630	19,260	38,520	111,382	12,840	$71.65	(6)	$4,695,848
		$1,350,000	$2,700,000
Schulz	1/31/17						5,000		$70.70	(7)	$101,850
	2/16/17			2,460	4,920	9,840	28,449	3,280	$71.65	(6)	$1,199,486
		$402,188	$804,375
	2/21/17			257	514	1,028	2,979	343	$72.90	(8)	$127,224
	8/11/17						4,000		$51.10	(9)	$57,680
Lazzaris	2/16/17			1,361	2,722	5,444	15,738	1,814	$71.65	(6)	$663,540
		$274,500	$549,000
Minicozzi	2/14/17						4.535		$71.65	(10)	$93,846
	2/16/17			628	1,256	2,512	7,262	838	$71.65	(6)	$306,246
		$162,500	$325,000
Windrow	2/16/17			1,204	2,408	4,816	13,921	1,605	$71.65	(6)	$586,983
		$250,500	$501,000

(1)	Represents possible annual incentive cash awards that could have been earned in 2017 at “target” and “maximum” levels of performance. Amounts actually received by the NEOs under the annual incentive plans for 2017 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 35. For further information about the annual incentive plans, please see the related discussion beginning on page 26.

(2)	Represents possible performance share awards granted in 2017 that could be earned at “threshold”, “target”, and “maximum” levels of performance over a three-year performance period. Each performance share award is based on two equally-weighted performance measures during the three-year performance period beginning January 1, 2017 and ending December 31, 2019, as discussed on pages 28 to 30.

(3)	Represents the number of SARs granted in 2017 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments annually on the anniversary date.

(4)	Represents the number of RSUs granted in 2017 to the NEOs. The RSUs will cliff vest on the anniversary date in 2020.

(5)	Represents the full grant date fair value of SARs, RSUs and performance shares under ASC Topic 718 granted to the NEOs. With respect to awards subject to performance-based vesting conditions, grant date fair value is based on an estimate of the probable outcome at the time of grant which reflects achievement at “target” performance. For additional information on the valuation assumptions, refer to Note 12 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017.

(6)	Represents the exercise price for the SARs and the grant date per share value of RSUs granted, which was the closing price of our Company stock on February 16, 2017, in accordance with Committee action on the grant date indicated.

(7)	Represents the exercise price for the SARs granted, which was the closing price of our Company stock on January 31, 2017. In accordance with the provisions set forth on Mr. Schulz’s term sheet, which provide for grants of SARs equal to the number of shares purchased for long-term investment by Mr. Schulz during the first twelve months of his employment, subject to the limitations set forth in his term sheet.

(8)	Represents the exercise price for the SARs and the grant date per share value of RSUs granted, which was the closing price of our Company stock on February 21, 2017, in accordance with Committee action on the grant date indicated.

(9)	Represents the exercise price for the SARs granted, which was the closing price of our Company stock on August 11, 2017. In accordance with the provisions set forth on Mr. Schulz’s term sheet, which provide for grants of SARs equal to the number of shares purchased for long-term investment by Mr. Schulz during the first twelve months of his employment, subject to the limitations set forth in his term sheet.

(10)	Represents the exercise price for the SARs granted, which was the closing price of our Company stock on February 14, 2017 grant date. In accordance with the provisions set forth on Mr. Minicozzi’s term sheet, which provide for grants of SARs equal to the number of shares purchased for long-term investment by Mr. Minicozzi during the first twelve months of his employment, subject to the limitations set forth in his term sheet.

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Compensation Tables

Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Securities Underlying Unexercised Equity Awards Un-exercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Engel	7/01/2010	125,597	—	$33.05	7/01/2020	—	—	—	—
	2/16/2011	77,323	—	$60.05	2/16/2021	—	—	—	—
	2/16/2012	55,396	—	$64.33	2/16/2022	—	—	—	—
	2/21/2013	57,453	—	$72.15	2/21/2023	—	—	—	—
	2/18/2014	63,601	—	$85.35	2/18/2024	—	—	—	—
	2/17/2015	64,577	32,288	$69.54	2/17/2025	12,078	$823,116	—	—
	2/16/2016	58,412	116,822	$42.44	2/16/2026	21,206	$1,445,189	31,810	$2,167,852
	2/16/2017	—	111,382	$71.65	2/16/2027	12,840	$875,046	19,260	$1,312,569
Total:		502,359	260,492			46,124	$3,143,351	51,070	$3,480,421
Schulz	10/19/2016	—	—	$58.65	10/19/2026	17,050	$1,161,958	—	—
	1/31/2017	—	5,000	$70.70	1/31/2027	—	—	—	—
	2/16/2017	—	28,449	$71.65	2/16/2027	3,280	$223,532	4,920	$335,298
	2/21/2017	—	2,979	$72.90	2/21/2027	343	$23,375	514	$35,029
	8/11/2017	—	4,000	$51.10	8/11/2027	—	—	—	—
		—	40,428			20,673	$1,408,865	5,434	$370,327
Lazzaris	5/14/2010	4,000	—	$37.90	5/14/2020	—	—	—	—
	2/16/2011	9,665	—	$60.05	2/16/2021	—	—	—	—
	2/16/2012	6,700	—	$64.33	2/16/2022	—	—	—	—
	2/21/2013	7,580	—	$72.15	2/21/2023	—	—	—	—
	2/18/2014	8,560	—	$85.35	2/18/2024	—	—	—	—
	2/17/2015	8,841	4,421	$69.54	2/17/2025	1,654	$112,720	—	—
	2/16/2016	8,437	16,874	$42.44	2/16/2026	3,062	$208,675	4,596	$313,217
	2/16/2017	—	15,738	$71.65	2/16/2027	1,814	$123,624	2,722	$185,504
Total:		53,783	37,033			6,530	$445,019	7,318	$498,721
Minicozzi	2/16/2016	2,921	5,840	$42.44	2/16/2026	1,059	$72,171	1,592	$108,495
	2/16/2016	—	—	$42.44	2/16/2026	3,534	$240,842	—	—
	2/14/2017	—	4,535	$71.65	2/14/2027	—	—	—	—
	2/16/2017	—	7,262	$71.65	2/16/2027	838	$57,110	1,256	$85,596
Total:		2,921	17,637			5,431	$370,123	2,848	$194,091
Windrow	9/27/2010	3,850	—	$39.26	9/27/2020	—	—	—	—
	9/28/2010	7,500	—	$40.20	9/28/2020	—	—	—	—
	2/16/2011	7,435	—	$60.05	2/16/2021	—	—	—	—
	5/13/2011	2,800	—	$54.84	5/13/2021	—	—	—	—
	2/16/2012	6,700	—	$64.33	2/16/2022	—	—	—	—
	2/21/2013	7,180	—	$72.15	2/21/2023	—	—	—	—
	2/18/2014	8,154	—	$85.35	2/18/2024	—	—	—	—
	2/17/2015	8,302	4,151	$69.54	2/17/2025	1,553	$105,837	—	—
	2/16/2016	7,464	14,928	$42.44	2/16/2026	2,710	$184,687	4,064	$276,962
	2/16/2017	—	13,921	$71.65	2/16/2027	1,605	$109,381	2,408	$164,105
Total:		59,385	33,000			5,868	$399,905	6,472	$441,067

(1)	The amounts included in the table above reflect target payouts for performance shares as the current results for 2015 and 2016 are below target. The final amounts will be interpolated based on actual final results.

38 |	WESCO International, Inc. - 2018 Proxy Statement

Compensation Tables

Equity Awards Vesting Schedule

Grant Date	Vesting Schedule
2/17/2015

SARs: Time-based vesting in 1/3 increments on February 17, 2016; February 17, 2017; and February 17, 2018.

RSUs: Cliff vest on February 17, 2018.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2017, as discussed on page 28. The award vests in the form of a number of shares of the Company’s common stock. None of these shares vested.

2/16/2016

SARs: Time-based vesting in 1/3 increments on February 16, 2017; February 16, 2018; and February 16, 2019.

RSUs: Cliff vest on February 16, 2019.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2018, as discussed on page 28. The award vests in the form of a number of shares of the Company’s common stock.

10/19/2016	RSUs: Cliff vest on October 19, 2019.
1/31/2017	SARs: Time-based vesting in 1/3 increments on January 31, 2018; January 31, 2019; and January 31, 2020.
2/14/2017	SARs: Time-based vesting in 1/3 increments on February 14, 2018; February 14, 2019; and February 14, 2020.
2/16/2017

SARs: Time-based vesting in 1/3 increments on February 16, 2018; February 16, 2019; and February 16, 2020.

RSUs: Cliff vest on February 16, 2020.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2019, as discussed on page 28. The award vests in the form of a number of shares of the Company’s common stock.

2/21/2017

SARs: Time-based vesting in 1/3 increments on February 21, 2018; February 21, 2019; and February 21, 2020.

RSUs: Cliff vest on February 21, 2020.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2019, as discussed on page 28. The award vests in the form of a number of shares of the Company’s common stock.

8/11/2017	SARs: Time-based vesting in 1/3 increments on August 11, 2018; August 11, 2019; and August 11, 2020.

Under the generally applicable terms of the Company’s 1999 Long-Term Incentive Plan, amended and approved by our Board and stockholders and restated effective May 31, 2017, SARs and RSUs would vest upon a Change in Control, as defined in the Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors. Under the general terms of the Company’s Performance share awards, performance shares would vest at target upon a Change in Control.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)
Engel	270,673	$9,590,757	9,139	658,465
Schulz	—	—	—	—
Lazzaris	—	—	1,230	88,622
Minicozzi	—	—	—	—
Windrow	—	—	1,171	84,371

(1)	Computed by multiplying the number of shares of our Common Stock acquired upon exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price of the option or SARs.

(2)	All amounts in this column are before any applicable taxes.

(3)	Reflects RSUs that vested on February 18, 2017.

WESCO International, Inc. - 2018 Proxy Statement	| 39

Compensation Tables

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the NEOs in 2017.

Name	Year	Executive Contribution in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Engel	2017	$138,000	$60,900	$422,051	—	$2,970,289
Schulz	2017	—	—	—	—	—
Lazzaris	2017	$21,675	$7,838	$31,785	—	$217,800
Minicozzi	2017	$23,538	$1,988	$255	—	$25,780
Windrow	2017	$40,050	$11,925	$56,413	—	$383,233

(1)	Reflects participation by the NEOs in the Deferred Compensation Plan, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Compensation Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency.

(2)	Amounts in this column are Company matching contributions to the Deferred Compensation Plan and include rollover contributions from the 401(k) plan to the Deferred Compensation Plan. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation table on page 35.

(3)	Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the 401(k) plan and notably do not include Company stock.

(4)	Based upon years of service to the Company, Mr. Engel and Messes. Lazzaris and Windrow are each fully vested in the aggregate balance of their respective accounts at last year-end. Mr. Minicozzi is 25% vested in the matching portion of his account and 100% vested in the executive contribution at last year end. Mr. Schulz did not participate in the Deferred Compensation Plan.

40 |	WESCO International, Inc. - 2018 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. ENGEL

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2017. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, titles, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)
Compensation:
Base Salary and Incentive	$5,856,639	$3,350,000	$1,156,639	—
Accelerated Options & SARs(5)	$3,003,494	$3,003,494	$3,003,494	$3,003,494
Accelerated RSUs(6)	$3,143,351	$3,143,351	$3,143,351	$3,143,351
Accelerated Performance Shares(7)	$3,480,421	—	$3,480,421	$3,480,421
Benefits and Perquisites:
Medical Benefits	$20,605	$20,605	—	—
280G Tax Gross-Up	—	—	—	—
Total:	$15,504,510	$9,517,450	$10,783,905	$9,627,266

(1)	Termination after Change in Control

Mr. Engel’s Change in Control benefits are double-triggered (other than equity awards which vest on a Change in Control), meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Engel’s employment is terminated within two years following a Change in Control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:
•	Two times annual base salary.
•	Two times the annual target bonus opportunity.
•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.
•	Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreement with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.
•	An amount equal to the executive’s annual target bonus opportunity.
•	Full vesting of outstanding stock options, SARs, and RSUs.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

WESCO International, Inc. - 2018 Proxy Statement	| 41

Potential Payments Upon Termination

(3)	Death

•	Any accrued and earned but unpaid bonus.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.

(4)	Disability

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.

(5)	The closing price of WESCO common stock on December 29, 2017 was $68.15. The amount shown is the excess, if any, of the December 29, 2017 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 29, 2017 multiplied by the number of RSUs.

(7)	Represents the closing stock price on December 29, 2017 multiplied by the number of performance shares at target.

42 |	WESCO International, Inc. - 2018 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. SCHULZ

Each of the following potential scenarios represents circumstances under which Mr. Schulz’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Schulz in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2017. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Schulz upon separation from the Company is governed by a term sheet dated October 6, 2016. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Schulz’s base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without Mr. Schulz’s consent; or (c) any material reduction in Mr. Schulz’s authority, duties or responsibilities without his consent.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$890,000	$890,000
Accelerated SARs(3)	$68,200	$ 68,200
Restricted Stock Units(4)	$1,408,865	—
Performance Shares(5)	$370,327	—
Benefits and Perquisites:
Medical Benefits	$10,010	$ 10,010
Total:	$2,747,402	$968,210

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination or Termination by the Company Upon or Within Two Years After a Change of Control of the Company

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	The closing price of WESCO common stock on December 29, 2017 was $68.15. The amount shown is the excess, if any, of the December 29, 2017 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 29, 2017 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 29, 2017 multiplied by the number of performance shares at target.

WESCO International, Inc. - 2018 Proxy Statement	| 43

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MS. LAZZARIS

Each of the following potential scenarios represents circumstances under which Ms. Lazzaris’ employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Lazzaris in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2017. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Lazzaris upon separation from the Company is governed by a term sheet dated January 15, 2010. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Ms. Lazzaris’ base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without Ms. Lazzaris’ consent; or (c) any material reduction in Ms. Lazzaris’ offices, titles, authority, duties or responsibilities without her consent.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$695,000	$695,000
Accelerated SARs(3)	$433,831	—
Restricted Stock Units(4)	$445,019	—
Performance Shares(5)	$498,721	—
Benefits and Perquisites:
Medical Benefits	$10,303	$10,303
Total:	$2,082,874	$705,303

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination or Termination Within One Year Following Change of Control of the Company (Other than for Cause)

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	The closing price of WESCO common stock on December 29, 2017 was $68.15. The amount shown is the excess, if any, of the December 29, 2017 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 29, 2017 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 29, 2017 multiplied by the number of performance shares at target.

44 |	WESCO International, Inc. - 2018 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. MINICOZZI

Each of the following potential scenarios represents circumstances under which Mr. Minicozzi’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Minicozzi in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2017. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Minicozzi upon separation from the Company is governed by a term sheet dated December 4, 2015. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Minicozzi’s base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without Mr. Minicozzi’s consent; or (c) any material reduction in Mr. Minicozzi’s offices, titles, authority, duties or responsibilities without his consent.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary	$340,000	$340,000
Accelerated SARs(3)	$150,146	—
Restricted Stock Units(4)	$370,123	—
Performance Shares(5)	$194,091	—
Benefits and Perquisites:
Medical Benefits	—	—
Total:	$1,054,360	$340,000

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Full vesting of SARs and RSUs. Vesting of performance shares at target.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Payment equal to one-year’s base salary.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.

(3)	The closing price of WESCO common stock on December 29, 2017 was $68.15. The amount shown is the excess, if any, of the December 29, 2017 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 29, 2017 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 29, 2017 multiplied by the number of performance shares at target.

WESCO International, Inc. - 2018 Proxy Statement	| 45

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MS. WINDROW

Each of the following potential scenarios represents circumstances under which Ms. Windrow’s employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Windrow in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2017. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Windrow upon separation from the Company is governed by a term sheet dated June 18, 2010. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Ms. Windrow’s base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without Ms. Windrow’s consent; or (c) any material reduction in Ms. Windrow’s offices, titles, authority, duties or responsibilities without her consent.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$635,000	$635,000
Accelerated SARs(3)	$383,799	—
Restricted Stock Units(4)	$399,905	—
Performance Shares(5)	$441,067	—
Benefits and Perquisites:
Medical Benefits	$3,378	$3,378
Total:	$1,863,149	$638,378

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	The closing price of WESCO common stock on December 29, 2017 was $68.15. The amount shown is the excess, if any, of the December 29, 2017 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 29, 2017 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 29, 2017 multiplied by the number of performance shares at target.

46 |	WESCO International, Inc. - 2018 Proxy Statement

Pay Ratio

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by SEC rules, we are providing the following information about the ratio of annual total compensation of all of our employees, other than our CEO, to the annual total compensation of our CEO. For 2017, our last completed fiscal year: (1) the median of the annual total compensation of all employees of our Company, other than our CEO, was $61,562; and (2) the annual total compensation of our CEO was $6,962,755. Based on this information, for 2017 the ratio of the annual total compensation for our CEO to the median of the annual total compensation of all employees was approximately 113 to 1. We believe that the pay ratio is a reasonable estimate calculated consistent with Regulation S-K Item 402(u).

SEC rules allow companies to use a variety of assumptions, adjustments, methodologies, and estimates. Therefore, the ratio figure reported above may not be capable of comparison to the ratio figures reported by companies in our peer group or by any other company.

The methodology and the material assumptions, adjustments, and estimates that we used for this calculation were as follows:

We determined that, as of December 31, 2017, our employee population consisted of approximately 9,198 employees at our parent company and consolidated subsidiaries, of which 6,513 were U.S. employees and 2,685 were non-U.S. employees. Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 8,740 individuals, of which 6,513 were U.S. employees and 2,227 were non-U.S. employees. For these purposes, we excluded approximately 458 employees from the following jurisdictions: Chile (198); Peru (97); England (39); Ecuador (30); China (31); Poland (23); Singapore (19); Scotland (8); Ireland (7); Angola (3); Spain (2); and Czech Republic (1).

With respect to identifying the “median employee,” we used a consistently applied compensation measure, which is the sum of an employee’s estimated annual salary/wages, commissions and bonus. For employees outside the U.S., we converted local currency amounts to U.S. dollars.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $61,562. The difference between such employee’s wages and bonus, overtime pay or commissions and the employee’s annual total compensation represents the value of the employee’s retirement benefits and tuition reimbursement benefits.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

WESCO International, Inc. - 2018 Proxy Statement	| 47

Director Compensation

DIRECTOR COMPENSATION

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. In 2017, each Board member received an annual retainer of $94,000, and the Lead Director received an additional retainer of $25,000. The Chair of the Audit Committee received an additional retainer of $20,000, each other member of the Audit Committee received an additional retainer of $5,000, the Chair of the Nominating and Governance Committee received an additional retainer of $10,000 and the Chair of the Compensation Committee received an additional retainer of $15,000.

The Nominating and Governance Committee works with an independent compensation consultant, Meridian, to do an annual assessment of Director compensation, including providing the Nominating and Governance Committee with market research and comparison data using a peer group of companies similar to that used in the Compensation Committee’s evaluation of executive compensation. Our target for Director Compensation is the median of the peer group. We query our consultant on new developments, best practices and trends in Director Compensation, and Meridian serves as a resource to the Nominating and Governance Committee. However, the Nominating and Governance Committee makes its own decisions, uses its own judgment and comes to its own conclusions.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

For 2017, non-employee Directors received equity grants in the form of RSUs in the amount of approximately $121,000, which will vest on the third anniversary of the date of the grant. If a Director’s Board service ends as a result of a scheduled Board term expiration, then all of the Director’s equity will vest in full. If a Director’s Board service is terminated prior to a normal termination or re-election date, then unvested equity is forfeited. In February 2017, each non-employee Director received a grant of 1,689 RSUs. The RSUs awarded February 16, 2017 have a grant date fair value of $71.65, the closing price of our Common Stock on February 16, 2017.

For 2018, the Board adjusted the annual equity grants of RSUs from $121,000 to $130,000.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service.

As set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, the Company has entered into indemnification agreements with each current Director providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for Directors, which are five times their annual cash retainer. Directors are expected to hold these ownership positions during their service as Directors.

All Directors have acquired or are acquiring stock in accordance with the stock ownership guidelines.

48 |	WESCO International, Inc. - 2018 Proxy Statement

Director Compensation

DIRECTOR COMPENSATION FOR 2017

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Other	Total
Beach Lin	$104,000	$121,017	—	$225,017
Espe	$99,000	$121,017	—	$220,017
Griffin	$94,000	$121,017	—	$215,017
Morgan	$109,000	$121,017	—	$230,017
O’Brien(4)	$24,750	$121,017	—	$24,750
Raymund	$114,000	$121,017	—	$235,017
Singleton	$119,000	$121,017	—	$240,017
Utter	$99,000	$121,017	—	$220,017

(1)	Represents the amount of the Director’s annual retainer, for which Mr. Espe, Mr. O’Brien, and Mr. Singleton received $49,500, $12,375, and $59,500, respectively, in cash during 2017. The Director’s Fees for Messrs. Griffin and Raymund and Ms. Utter were deferred into the Company’s Deferred Compensation Plan for Non-Employee Directors.

(2)	Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs. On February 16, 2017, each Director was awarded 1,689 RSUs with a grant date fair value of $71.65 per RSU, which was the closing price of our Common Stock on February 16, 2017. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 12 to our financial statements for the year ended December 31, 2017, which is located on pages 61 to 63 of our Annual Report on Form 10-K.

(3)	All the RSU awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table below for more information regarding the equity awards held by Directors as of December 31, 2017.

(4)	Mr. O’Brien served as a Director from January 1, 2016 until his resignation from the Board effective March 31, 2017. His 2017 RSU grant was forfeited.

DIRECTOR OUTSTANDING EQUITY AWARDS AT YEAR-END

Name	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Shares of Stock That Have Not Vested
Beach Lin	10,708	5,837
Espe	—	2,087
Griffin	—	5,837
Morgan	16,742	5,837
O’Brien(1)	—	—
Raymund	16,742	5,837
Singleton	4,642	5,837
Utter	16,742	5,837

(1)	Mr. O’Brien resigned from the Board effective March 31, 2017.

WESCO International, Inc. - 2018 Proxy Statement	| 49

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

ITEM 3 – RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

50 |	WESCO International, Inc. - 2018 Proxy Statement

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our 2018 financial statements.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. In addition to performing the audit, Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016 were as follows:

(In millions)	2017	2016
Audit fees	$1.9	$1.8
Audit-related fees	—	$0.1
Tax fees
Compliance	$0.3	$0.5
Planning and consulting	$0.1	$0.4
Other fees	—	—
	$2.3	$2.8

The audit fees for the years ended December 31, 2017 and 2016 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of quarterly consolidated financial statements and statutory audits.

Tax compliance fees for the years ended December 31, 2017 and 2016 were for services related to the preparation and review of tax returns.

Tax planning and consulting fees for the years ended December 31, 2017 and 2016 were for services involving advice and consultation on tax matters.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-approval by them of, all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2017 and 2016, all of the audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

WESCO International, Inc. - 2018 Proxy Statement	| 51

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Audit Committee is responsible for assisting the Board in its oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof, its oversight of the Company’s accounting and financial reporting principles, policies and internal controls, and the performance of the internal audit function, evaluating the independence, qualifications and performance of the Company’s independent registered public accounting firm, and evaluating the performance of the Company’s internal auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2017 with management and the independent registered public accounting firm. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the PCAOB. The Audit Committee also discussed with management their assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

In addition, the Audit Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission. The Audit Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018.

Respectfully Submitted:

THE AUDIT COMMITTEE

Steven A. Raymund, Chairman

Matthew J. Espe

Lynn M. Utter

52 |	WESCO International, Inc. - 2018 Proxy Statement

WESCO
INTERNATIONAL

WESCO INTERNATIONAL, INC.
Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219-1122
Phone: 412-454-2200

www.wesco.com

WESCO INTERNATIONAL, INC.

225 WEST STATION SQ. DR.

SUITE 700

PITTSBURGH, PA 15219

ATTN: SAMANTHA L. O’DONOGHUE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 30, 2018 for shares held directly and by 11:59 P.M. ET on May 28, 2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 30, 2018 for shares held directly and by 11:59 P.M. ET on May 28, 2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — —  — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —   —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Elect eight Directors for a one-year term expiring in 2019.		☐	☐	☐
Nominees
01 Sandra Beach Lin 02 John J. Engel 03 Matthew J. Espe 04 Bobby J. Griffin 05 John K. Morgan 06 Steven A. Raymund 07 James L. Singleton 08 Lynn M. Utter
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2. Approve, on an advisory basis, the compensation of the Company’s named executive officers.							☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com

— — — —  — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

WESCO INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors.

Annual Meeting of Stockholders

May 31, 2018 at 2:00 P.M., Eastern Time

The undersigned hereby appoints David S. Schulz, Diane E. Lazzaris, and Samantha L. O’Donoghue, and each of them, as Proxies with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held at the Hyatt Regency Pittsburgh International Airport at 1111 Airport Boulevard, Pittsburgh, PA 15231 on May 31, 2018, at 2:00 p.m., Eastern Daylight Time, or any adjournment or postponement thereof, upon all matters properly coming before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on any particular matter, this proxy will be voted in accordance with the Board of Directors’ recommendations on any such matter.

Continued and to be signed on reverse side